SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  November 10, 2022

IONIS PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-19125	33-0336973
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2855 Gazelle Court
Carlsbad, CA 92010
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (760) 931-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $.001 Par Value	“IONS”	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 10, 2022, Ionis Pharmaceuticals, Inc. (the “Company”) entered into a collaboration and license agreement (the “Agreement”) with Metagenomi, Inc. (“Metagenomi”) to research, develop and commercialize investigational medicines for up to eight potential genetic targets using gene editing technologies.

Under the terms of the Agreement, the Company and Metagenomi will collaborate to discover investigational medicines for up to four initial genetic targets selected by the Company, and, upon the achievement of certain development milestones, four additional genetic targets selected by the Company.  The Company will have the exclusive, worldwide right to develop and commercialize products discovered pursuant to the parties’ drug discovery collaboration (“Products”), subject to a limited option exercisable by Metagenomi to co-develop and co-commercialize Products directed to a limited number of genetic targets (“Co-Co Products”). For each option exercised by Metagenomi, Metagenomi will pay the Company a license fee and the parties will negotiate a co-development and co-commercialization agreement.

In addition, each party agreed not to, independently or with any third party, develop or commercialize any product that targets the genetic targets selected by the Company and uses certain gene editing modalities for specified periods of time under the Agreement.

As payment for the grant of rights to the Company under the Agreement, the Company paid an $80 million upfront fee.  The Company will also pay Metagenomi certain fees for the selection of genetic targets, and contingent on the achievement of certain development, regulatory and sales events, milestone payments and royalties.  In addition, the Company will reimburse Metagenomi for certain of its costs in conducting its research and drug discovery activities under the collaboration.

The Agreement continues (a) with respect to Products on a Product-by-Product and country-by-country basis until the expiration of the last to expire royalty term with respect to a Product in the applicable country, and (b) with respect to Co-Co Products until the parties cease all exploitation of such Co-Co Products.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2022.

Item 2.02	Results of Operations and Financial Condition.

In connection with the Company’s entry into the Agreement, the Company increased its full year 2022 guidance for operating expenses and net loss, on a non-GAAP basis, to incorporate the upfront payment to Metagenomi, all as reflected in the table below.

Full Year 2022 Guidance	Revised Guidance	Previous As of Q3 2022
Revenue	>$575 million	>$575 million
Operating expenses on a non-GAAP basis	$900-$925 million	$825-$850 million
Net loss on a non-GAAP basis	<$350 million	<$275 million
Cash, cash equivalents and short-term investments	~2.0 billion	~$2.0 billion

The information in item 2.02 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ionis Pharmaceuticals, Inc.

Dated: November 14, 2022	By:	/s/ Patrick R. O’Neil
Patrick R. O’Neil
Executive Vice President, Chief Legal Officer and General Counsel